Exhibit 99.1
PROMISSORY NOTE

$80,000	April 15, 2009
     FOR VALUE RECEIVED, RAMSEY K. HAMADI (“Borrower”) hereby promises to pay to the order of NEWBRIDGE BANK (“Lender”) the principal sum of Eighty Thousand Dollars ($80,000) (the “Loan”), together with accrued interest on the unpaid principal balance thereof from April 15, 2009 until paid in full, at the interest rate stated below (calculated on the basis of the actual number of days elapsed over a year of three hundred and sixty (360) days), as hereinafter set forth.
     1. Interest Rate. The interest rate applicable to this Note shall be five percent (5%) per annum.
     2. Payments of Principal and Interest. The principal balance of the Loan and accrued interest thereon shall be paid as follow:
     a. First, one-twenty-fourth (1/24) of the principal balance, and all accrued interest attributable to that portion of the principal, shall be deemed forgiven, released and waived on the fifteenth (15th) of each calendar month, beginning May 15, 2009, on which Borrower remains in the employ of Lender and NewBridge Bancorp (collectively, the “Employer”);
     b. Second, at such time as the Borrower ceases to be an employee of Employer, all unforgiven principal and accrued interest then outstanding shall be due and immediately payable by Borrower.
     3. Prepayment. Borrower may prepay the outstanding principal balance of the Loan in whole or in part without premium or penalty, provided that such prepayment shall be made together with accrued interest on the amount prepaid to the date of prepayment.
     4. Method of Payment or Repayment. Any payments of principal and interest hereunder shall be made by Borrower to Lender at 1501 Highwoods Blvd., Suite 400, Greensboro, North Carolina 27410, Attn: Robin S. Hager, or such other address given to Borrower by Lender, in immediately available funds or another method of payment reasonably acceptable to Lender, and in such money of the United States as shall be at such time legal tender for the payment of public and private debts. If the payments to be made hereunder fall due on a day which is a Saturday, Sunday, or legal holiday under the laws of the State of North Carolina, any such payment shall be made on the next succeeding day which is not a Saturday, Sunday, or legal holiday under the laws of the State of North Carolina.

     5. Events of Default. Each of the following shall constitute an event of default on the part of Borrower of his obligations under this Note: (a) the failure by Borrower to pay any amounts due hereunder within ten (10) days of when due; and (b) the insolvency of, the appointment of a custodian, trustee, liquidator or receiver for or for any of the material property of, or an assignment for the benefit of creditors by, or the filing of a petition under bankruptcy, insolvency or debtor’s relief law or for any adjustment of indebtedness, composition or extension by or against Borrower, and in the event of an involuntary proceeding, such proceeding shall continue undismissed, undischarged or unbonded for sixty (60) consecutive days.
     6. Remedies Upon Default. Upon an event of default, Lender may without further notice declare the entire remaining principal sum of the Note, together with all interest accrued thereon, at once due and payable. Upon the occurrence and during the continuance of an event of default, the interest rate upon the unpaid balance (including accrued but unpaid interest) of this Note shall be seven percent (7%) per annum.
     7. Governing Law. This Note shall be governed by and construed under and in accordance with the laws of the State of North Carolina, without respect to conflict of laws principles.
     8. Severability. Any provision of this Note prohibited by the laws of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or modified to conform to such laws, without invalidating the remaining provisions of this Note, and any such prohibition in any jurisdiction shall not invalidate such provision in any other jurisdiction.
     9. Binding Effect. This Note shall bind and inure to the benefit of the parties, their legal representatives, successors, and assigns.
     10. Rights and Waivers. No failure or delay on the part of Lender in exercising any right, power or privilege under this Note or any applicable law shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver or modification of any right, power or privilege of Lender or of any obligation of Borrower shall be effective unless such waiver or modification is in writing, and signed by Lender and then only to the extent set forth therein. A waiver by Lender of any right, power, or privilege hereunder on any one occasion shall not be construed as a bar to, or waiver of, the exercise of any such right, power or privilege which Lender otherwise would have on any subsequent occasion.
     11. Waiver of Protest. Borrower hereby waives presentment, protest, notice of protest and non-payment, and intention to accelerate and agrees that its liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any indulgences, or by any release or change in any security for the payment of the indebtedness evidenced by this Note.

     12. Costs of Collection. If this Note is in default as set forth above and is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection, including, but not limited to, court costs and reasonable actual attorneys’ fees calculated on the basis of such attorneys’ usual hourly rate multiplied by the number of hours spent in enforcing Lender’s rights hereunder and not on the basis of any percentage of the outstanding balance of this Note.
     IN WITNESS WHEREOF, Borrower has executed under seal this Note the day and year first above written.

/s/ Ramsey K. Hamadi	(SEAL)
Ramsey K. Hamadi

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